UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to Rule §240.14a-12

Acadia Realty Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2005

TO OUR SHAREHOLDERS:

Please take notice that the annual meeting of shareholders (the “Annual Meeting”) of Acadia Realty Trust (the “Company”) will be held on Thursday, May 18, 2005, at 10:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, for the purpose of considering and voting upon:

1.	The election of seven trustees to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005;

3.	Such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Trustees of the Company recommends a vote “FOR” each of the proposals. You should carefully review the accompanying proxy statement which contains additional information.

The Board of Trustees has fixed the close of business on March 31, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees,

Robert Masters, Secretary
April 11, 2005

IT IS VERY IMPORTANT THAT YOU SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

YOUR FAILURE TO PROMPTLY RETURN THE PROXY INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

ACADIA REALTY TRUST
1311 MAMARONECK AVENUE, SUITE 260, WHITE PLAINS, NEW YORK 10605

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
May 18, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (“Board of Trustees” or “Board”) of Acadia Realty Trust (the “Company”) for use at the annual meeting of its shareholders (the “Annual Meeting”) scheduled to be held on Wednesday, May 18, 2005, at 10:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, or any postponement or adjournment thereof. This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 13, 2005.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Annual Meeting may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per common share of beneficial interest of the Company, (the “Common Shares”) held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted “FOR” each of the proposals set forth in the Notice of Annual Meeting. Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although the mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote at that time in person. Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

The Board of Trustees recommends a vote “FOR” each of the proposals.

OUTSTANDING SHARES AND VOTING RIGHTS

The outstanding capital shares of the Company as of April 13, 2005 consisted of 31,394,210 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 31, 2005 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the votes of the outstanding Common Shares on March 31, 2005 will constitute a quorum to transact business at the Annual Meeting.

The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of trustees will be required to approve the nominees for trustee at the Annual Meeting. There is no cumulative voting in the election of trustees. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent registered public accounting firm will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm.

Proxies marked abstain and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast in the election of trustees or in the ratification of the appointment of the independent registered public accounting firm, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, as the case may be, and will not affect the vote with respect to these matters.

PROPOSAL 1 — ELECTION OF TRUSTEES

There are seven nominees for election as trustees for one-year terms, expiring in 2006 or until their successors are elected. Election of each trustee requires the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting.

The Company’s Bylaws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of seven trustees, each of whom serves until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. As stated elsewhere herein, the enclosed proxy will be voted for the election as trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees has a nominating committee.

The following is a brief description of the nominees for election as trustees of the Company:

Kenneth F. Bernstein, age 43, has been Chief Executive Officer of the Company since January of 2001. Previously, he had been President of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc. (“RDC”), the predecessor company to Acadia Realty Trust. See Certain Relationships and Related Transactions. Mr. Bernstein is responsible for strategic planning as well as overseeing the day-to-day activities of the Company including operations, acquisitions and capital markets. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law. Mr. Bernstein is also a member of the National Association of Corporate Directors.

Douglas Crocker II, age 64, has been a trustee of the Company since November 2003. Mr. Crocker was most recently the Chief Executive Officer of Equity Residential, a multi-family residential REIT. During Mr. Crocker’s tenure, Equity Residential grew from 21,000 apartments with a total market cap of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982 Mr. Crocker was President of American Invesco, the nation’s largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the boards of real estate companies Ventas, Wellsford Real Properties, Reckson Associates, Post Properties and Prime Group Realty Trust and also serves on the board of National Water and Power, Inc. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award and three-time winner of Realty Stock Review’s Outstanding CEO Award. He has over forty years of real estate experience. Mr. Crocker is also a member of the National Association of Corporate Directors.

Alan S. Forman , age 39, has been a trustee of the Company since August 2002. Mr. Forman is a Director of the Yale University Investments Office, with general responsibility for the Yale Endowment’s $1.8 billion portfolio of real estate investments. Mr. Forman received his B.A. degree from Dartmouth College in 1987 and an M.B.A. degree from Stern School of Business at New York University in 1990. Later that year, he joined the Yale University Investments Office as a Financial Analyst. In 1993, he was awarded the Chartered Financial Analyst

(CFA) designation by the Association for Investment Management and Research (AIMR) after completing the requisite examinations. Mr. Forman is a member of the Managing Board of Kimpton Group Holding, LLC. Mr. Forman is also a member of the National Association of Corporate Directors.

Suzanne M. Hopgood, age 55, has served as Chairman of the Board of Del Global Technologies since October 8, 2003. Prior to that she was Chairman of the Audit Committee. She has served as the President of The Hopgood Group, LLC, a provider of workout consulting and interim management services, since founding the company in 1985. From August 2000 to October 2001, Ms. Hopgood served as President, Chief Executive Officer and as a director of Houlihan’s Restaurant Group, Inc., an operator of full service casual dining restaurants. Ms. Hopgood was hired by Houlihan’s at a time of financial distress to apply her expertise in crisis and turnaround management. After its operations were stabilized, control of Houlihan’s was transferred to its secured lenders in October 2001, at which time they installed a new management team. Houlihan’s filed a voluntary petition for Chapter 11 bankruptcy on January 23, 2002, was successfully reorganized and emerged from bankruptcy on October 1, 2002 with the equity sponsorship of the new management team and the secured lenders. From May 1998 to May 2000, Ms. Hopgood served as Chairman of the Board of Furr’s Restaurant Group, Inc. (“Furr’s”), an operator of family-style cafeteria and buffet restaurants formerly listed on the New York Stock Exchange (“NYSE”). She also served as Chief Executive Officer of Furr’s from May 1998 to October 1998 and as a director from May 1996 to May 2000. Ms. Hopgood has extensive experience in corporate workouts, turnarounds and restructuring. Ms. Hopgood was responsible for overseeing a $1 Billion equity real estate investment portfolio for Aetna Realty Investors prior to founding The Hopgood Group, LLC. She is the President of the National Association of Corporate Directors, Connecticut Chapter.

Lorrence T. Kellar, age 67, has been a trustee of the Company since November 2003. Mr. Kellar is currently Vice President, Retail Development for Continental Properties and is a director of Multi-Color Corporation (Chairman), Frisch’s Restaurants, and Spar Group, Inc. Prior to joining Continental Properties, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country’s largest supermarket company, where his final position was Group Vice President of Finance and Real Estate. Mr. Kellar is also a member of the National Association of Corporate Directors.

Wendy Luscombe, age 53, is President and CEO of WKL Associates, Inc.; a real estate investment firm founded in 1994. Ms. Luscombe has managed investment portfolios totaling $5 billion over the last 25 years and has represented foreign investors including the UK Prudential and British Coal Pension Funds in their US real estate investment initiatives. For 10 years she was CEO of Pan American Properties, Inc. the REIT sponsored by British Coal Pension Funds. She was also a member of the Board of Governors of NAREIT. Ms. Luscombe has served on various boards of public companies in both the USA and UK for over 20 years. She currently serves as a Board Member, Chairman of the Investment Committee and member of the Audit Committee for PXRE Group Ltd., a NYSE listed reinsurance company. She also serves as Board Member and Audit Committee Member for the Zweig Fund and Zweig Total Return Fund, public closed-end mutual funds. Additionally, she serves as Chairman of the Management Oversight Committee for the Deutsche Bank International Real Estate Opportunities Fund and as Board Member for Endeavor Real Estate Securities a private REIT investment fund. Ms. Luscombe is also a member of the National Association of Corporate Directors and a member of the International Corporate Governance Network.

Lee S. Wielansky, age 53, has been a trustee of the Company since May 2000. Mr. Wielansky is Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the Mid-West and South-East. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company was sold to Regency Centers Corporation. Since 1990, Mr. Wielansky was a director of Allegiant Bancorp, Inc., a director of the bank’s holding company and a member of its executive committee prior to its sale to Pulaski Bank, and is currently a director of Pulaski Bank. Mr. Wielansky is also a member of the National Association of Corporate Directors.

Vote Required; Recommendation

The election to the Board of Trustees of each of the seven nominees will require the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the election of each of the seven nominees to the Board of Trustees.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Trustees has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Declaration of Trust, Bylaws or otherwise. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Notwithstanding the ratification of, or failure to ratify the selection, the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its subsidiaries.

Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

Vote Required; Recommendation

The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent registered public accounting firm is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm.

MANAGEMENT

Meetings and Attendance

During 2004, the Board of Trustees held fourteen meetings, the audit committee held eleven meetings, the compensation committee held two meetings and the nominating and corporate governance committee held three meetings. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 93%, and with the exception of five trustees who left the Board and two that joined in May of 2004, no trustee attended fewer than 88% of the aggregate of all meetings of the Board of Trustees and applicable committee meetings.

The Company does not have a formal policy requiring trustees to be present at annual meetings, although the Company does encourage their attendance. Consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a trustee. To date, excessive absences have not been an issue. All of the Company’s then trustees attended the 2004 annual meeting.

Trustees and Executive Officers

The trustees and executive officers of the Company as of the date of this proxy statement are as follows:

Name	Age	Office Held	Year First Became Officer/ Trustee	Term Expires
Kenneth F. Bernstein	44	Trustee and Chief Executive Officer	1998	2005
Lee S. Wielansky	53	Trustee; Independent Lead Trustee	2000	2005
Alan S. Forman	39	Trustee	2002	2005
Douglas Crocker II	64	Trustee	2003	2005
Lorrence T. Kellar	67	Trustee	2003	2005
Suzanne M. Hopgood	55	Trustee	2004	2005
Wendy Luscombe	53	Trustee	2004	2005
Joel Braun	53	Senior Vice President and Chief Investment Officer	1998	—
Joseph Hogan	55	Senior Vice President and Director of Construction	1999	—
Robert Masters	60	Senior Vice President, General Counsel and Secretary	1998	—
Joseph Napolitano	40	Senior Vice President and Director of Operations	2001	—
Joseph Povinelli	48	Senior Vice President and Director of Leasing	2003	—
Michael Nelsen	58	Senior Vice President and Chief Financial Officer	2003	—

Biographical information with respect to Messrs. Bernstein, Crocker, Forman, Kellar and Wielansky, and Mss. Hopgood and Luscombe is set forth under “PROPOSAL ONE — ELECTION OF TRUSTEES,” above.

Joel Braun, 53 has been a Senior Vice President and Chief Investment Officer of the Company since August, 1998. Mr. Braun is responsible for all of the Company’s merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RD Capital, Inc., a private investment company owning shopping centers and multi-family properties throughout the Northeast and Midwest. In 1991, Mr. Braun was instrumental in the initiation and formation of Kranzco Realty Trust, now trading as Kramont Realty Trust and in 1998, the RDC transaction. Mr. Braun holds a Bachelor’s in Business Administration from Boston University and a Master’s Degree in Planning from The Johns Hopkins University.

Joseph Hogan, 55, has been a Senior Vice President and Director of Construction since 1999. From 1994 to 1999, Mr. Hogan served as Vice President with Kimco Realty Corporation, where he was responsible for business development and management of all retail and commercial construction projects for Kimco, in addition to outside customers and development companies. Prior to joining Kimco, he was with Konover Construction Company, a subsidiary of Konover & Associates located in West Hartford, Connecticut, where he was responsible for construction projects throughout the eastern half of the United States.

Robert Masters, Esq., 60, has been a Senior Vice President, the General Counsel and Secretary since 1998. Prior to joining RD Capital, Inc. in December 1994, Mr. Masters was General Counsel for API Asset Management for over five years, Senior Vice President, Deputy General Counsel for European American Bank from 1985 to 1990, and Vice President and Counsel for National Westminster Bank from 1977 to 1985. Mr. Masters received his Bachelor of Arts from the City University of New York and a J.D. from New York University Law School. Mr. Masters is a member of the New York Bar.

Joseph M. Napolitano, 40, has been a Senior Vice President and Director of Operations since January, 2004. Mr. Napolitano is responsible for overseeing the company’s internal operations. Previously, he held the position of Senior Vice President, Director of Property Management. Mr. Napolitano has been with the Company since 1995. He holds a Bachelor’s in Business Administration from Adelphi University, Garden City, NY. Mr. Napolitano is a Certified Property Manager with the Institute of Real Estate Management, and a Real Property Administrator with the Building Owners and Managers Institute. Mr. Napolitano is also a member of the New York State Association of Realtors, International Council of Shopping Centers, and the Commercial Investment Real Estate Institute.

Joseph Povinelli, 48, has been a Senior Vice President and Director of Leasing since March, 2003. Mr. Povinelli joined the Company in 1999 with 19 years of retail leasing experience. From 1987 through 1999, Mr. Povinelli served as regional real estate representative for Vornado Realty Trust, a New Jersey based real estate investment trust, and was responsible for the day to day leasing activity of approximately 3 million square feet of the strip shopping center portfolio. Prior to that he served as leasing representative for Net Properties Management, of Great Neck, New York, responsible for leasing of the strip shopping center and office building portfolio of the Mid-Atlantic and Southeast regions of the company. Mr. Povinelli received a Bachelor of Science degree in Finance and Economics from C.W. Post College of Long Island University.

Michael Nelsen, age 58, has been the Chief Financial Officer and a Senior Vice President since March, 2003. Prior to joining the Company, Mr. Nelsen was the President of G. Soros Realty, Inc. and Director of Real Estate for Soros Private Funds Management LLC from 1994 to 2003. His responsibilities included asset/portfolio management of real estate operations, financial reporting, financings, asset acquisitions and dispositions. From 1969 to 1994, he was a partner in the public accounting firm of Berdon LLP (formerly David Berdon & Co.) Mr. Nelsen has been a Certified Public Accountant since 1971.

Committees of the Board of Trustees

The Board of Trustees has standing audit, compensation, nominating and corporate governance, and investment/capital markets committees. The functions of each committee are detailed in its respective committee charter, which are available on the Company’s website at http://www.acadiarealty.com in the “Investor Relations — Corporate Governance” section. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee

The audit committee (“Audit Committee”) is empowered to engage the Company’s independent registered public accounting firm and review the scope and results of the audit. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee’s examinations and the choice of the Company’s independent registered public accounting firm are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or its majority-owned subsidiary, Acadia Realty Limited Partnership, a Delaware limited partnership of which the Company serves as general partner (the “Operating Partnership”). The Audit Committee held eleven meetings during the last fiscal year. See “Report of the Audit Committee.”

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is “independent,” as defined by the listing standards of the New York Stock Exchange and at least one of whom is an “audit committee financial expert,” as defined by SEC rules and regulations. Mr. Kellar (Chair), and Ms. Luscombe have served as members of the Audit Committee since the 2004 Annual Meeting of Shareholders. Ms. Hopgood was appointed as a member in August 2004, replacing Mr. Wielansky on the Audit Committee. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. Mr. Kellar serves on the audit committees of three other public companies which the Board of Trustees has determined does not impair his ability to serve effectively on the Company’s Audit Committee. Mr. Kellar also serves as the Audit Committee’s financial expert.

Compensation Committee

The compensation committee (“Compensation Committee”) is responsible for administering the Company’s 1999 Share Incentive Plan (the “1999 Plan”), the 2003 Share Incentive Plan (the “2003 Plan”) and recommending to the full Board, the compensation of the senior executive officers of the Company, including the CEO. The Compensation Committee held two meetings during the last fiscal year.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. Messrs. Forman (Chair) and Kellar have served as the members of the Compensation Committee since the 2004 Annual Meeting of Shareholders, The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee (“Nominating and Corporate Governance Committee”) is responsible for reviewing the qualifications and performance of the Board of Trustees and recommending to the Board nominees for Board members, Board committees and for the Chair of each committee. In evaluating a candidate for Trustee, the Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of possible candidates for nomination as trustees; their potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented and their ability to devote sufficient time and effort to their duties as trustees. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board changes in the Company’s corporate governance guidelines.

The Nominating and Corporate Governance Committee Charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. Members of the Nominating and Corporate Governance Committee during the last fiscal year were Ms. Hopgood (Chair) and Mr. Wielansky, have served as the members of the Nominating and Corporate Governance Committee since the 2004 Annual Meeting of Shareholders. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year.

The Nominating and Corporate Governance Committee considers qualified candidates for trustees suggested by the Company’s shareholders, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Each of the nominees up for election is nominated by the Nominating and Corporate Governance Committee.

Investment/Capital Markets Committee

The Investment/Capital Markets Committee (the “Investment Committee”) has been established for the primary purpose of (i) screening all transactions which are within certain defined pre-approval limits to ensure such transactions are within such limits, (ii) acting as the pricing committee for all equity offerings and (iii) for other investments and capital market transactions, exercise such authority as is given to it from time to time by the Board of Trustees. The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

The Investment Committee charter requires that it be comprised of at least three members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. The Company’s chief executive officer is an exofficio member of the Investment Committee. Messrs. Crocker (Chair), Forman and Wielansky have served as the members of the Investment Committee since the 2004 Annual Meeting of Shareholders, The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange.

Executive Sessions

Non-management trustees meet regularly in executive sessions without management. “Non-management” trustees are all those who are not Company officers and include Trustees, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by a “Lead Trustee.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. Mr. Wielansky has been designated as the Lead Trustee.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company’s Corporate Secretary at: Corporate Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605. The sender should indicate in the address whether it is intended for the entire board, the independent trustees as a group, or to an individual trustee. Each communication intended for the board or independent trustees received by the Corporate Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustees’ Fees

Each trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual trustee fee in the amount of $20,000, comprised of $10,000 cash and $10,000 Common Stock, plus a fee of $1,250 for each meeting of the Board of Trustees, $1,000 for each committee meeting attended and $500 for each telephonic Board meeting. Committee chairs also receive an annual fee of $2,500 with the exception of the Audit Committee chair who receives an annual fee of $5,000. The Lead Trustee receives an annual Lead Trustee fee of $35,000, comprised of $17,500 cash and $17,500 Common Stock in addition to the other trustee fees. Trustees who are officers and full-time employees of the Company or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board of Trustees and committees of the Board of Trustees. Non-employee trustees are also entitled to grants of options to purchase 3,000 Common Shares following the annual meeting of shareholders held during each year during which they serve as trustees. Accordingly, on May 6, 2004 and August 4, 2004, options to purchase 1,000 and 2,000 Common Shares, respectively, were granted at an exercise price of $12.55 and $14.13, respectively, which options vest immediately. During 2004, Mr. Wielansky also received fees for providing consulting services to the Company. See “Certain Relationships and Related Transactions.”

Other Corporate Governance Initiatives

The Company has adopted a Code of Ethics for Senior Financial Officers as defined under the rules of the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Assistant Controllers, and all professionals in finance and finance-related departments. The Company also has a Code of Business Conduct and Ethics that applies to the Company’s trustees, officers and associates.

The Company regularly monitors developments in the area of corporate governance and continues to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices. The Company’s corporate governance materials, including the Company’s Corporate Governance Guidelines, Code of Business Conduct Ethics, Whistle Blower Policy, Code of Ethics for Senior Financial Officers and standing committee charters may be found on the Company’s web site at http://www.acadiarealty.com in the “Investor Relations — Corporate Governance” section. Copies of these materials are also available to shareholders upon written request to the Company’s Corporate Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

The Company intends to satisfy its disclosure obligations under Item 10 of Form 8-K by posting information about amendments to, or waivers from a provision of the Code of Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Assistant Controllers on the Company’s website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s authorized capital consists of 100,000,000 Common Shares. As of April 13, 2005, the Company had 31,394,210 Common Shares outstanding, which shares were held by 351 record holders. In addition, as of April 13, 2005, the Company had 642,255 units of limited partnership interest in the Operating Partnership (“OP Units”) outstanding.

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than five percent of any class of the Company’s voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of April 13, 2005, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than five percent (5%) of the Common Shares at April 13, 2005, and all Common Shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees, and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned		Percent of Class
Wellington Management Company, LLP (1)	3,877,350		12.35
Yale University (2)	3,635,066		11.58
Morgan Stanley (3)	1,840,168		5.86
Clarion CRA Securities, LP (4)	1,747,280		5.57
Third Avenue Management LLC (5)	1,660,500		5.29
Kenneth F. Bernstein (6)	1,014,977	(7)	3.17
Joel Braun (6)	85,142	(8)	*
Robert Masters (6)	69,385	(9)	*
Michael Nelsen (6)	1,970	(10)	*
Joseph Hogan (6)	34,515	(11)	*
Douglas Crocker II	4,099	(12)	*
Alan Forman	4,699	(13)	*
Suzanne M. Hopgood	3,699	(14)	*
Lorrence T. Kellar	5,099	(15)	*
Wendy Luscombe	4,199	(16)	*
Lee S. Wielansky	12,417	(17)	*
All Executive Officers and Trustees as a Group (thirteen persons)	1,292,841	(6,7,8,9,10,11,12, 13,14,15,16,17)	4.07

(1)	The business address of Wellington Management, Inc. is 75 State Street, Boston, MA 02109.

(2)	The business address of Yale University is c/o Yale University Investments Office, Real Estate, 55 Whitney Avenue, 5 th Floor, New Haven, CT 06510.

(3)	The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

(4)	The business address of Clarion CRA Securities, LP is 259 N. Radnor Chester Road, Suite 205 Radnor, PA 19087.

(5)	The business address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(6)	The business address of each such person is c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.

(7)	Reflects the Common Shares beneficially owned by Mr. Bernstein in his individual capacity and the Common Shares deemed to be beneficially owned by Mr. Bernstein. The Common Shares directly owned by Mr. Bernstein in his individual capacity consist of (i) 331,255 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 119,111 vested Common Shares of a total of 261,721 restricted Common Shares issued to Mr. Bernstein in 2000 through 2005, (iii) 207,989

Common Shares and (iv) 356,622 vested options issued pursuant to the 1999 and 2003 Share Incentive Plans.

(8)	Represents (i) 6,667 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 14,220 vested Common Shares of a total of 48,749 restricted Common Shares issued to Mr. Braun in 2001 through 2005, (iii) 61,871 Common Shares and (iv) 2,384 vested options issued pursuant to the 2003 Share Incentive Plan.

(9)	Represents (i) 53,296 Common Shares, (ii) 14,871 vested Common Shares of a total of 39,882 restricted Common Shares issued to Mr. Masters in 2000 through 2005, and (iii) 1,218 vested options issued pursuant to the 2003 Share Incentive Plan.

(10)	Represents 910 vested Common Shares of a total of 10,907 restricted Common Shares issued to Mr. Nelsen in 2004 and 2005, and 1,060 vested options issued pursuant to the 2003 Share Incentive Plan.

(11)	Represents 8,455 vested Common Shares of a total of 25,330 restricted Common Shares issued to Mr. Hogan in 2000 through 2005, and 26,060 vested options issued pursuant to the 1999 and 2003 Share Incentive Plans.

(12)	Represents 3,400 vested options issued pursuant to the 1999 and 2003 Share Incentive Plans and 699 Common Shares.

(13)	Represents 4,000 vested options issued pursuant to the 1999 and 2003 Share Incentive Plans and 699 Common Shares. The Common Shares have all been issued to Yale University.

(14)	Represents 3,000 vested options issued pursuant to the 2003 Share Incentive Plan and 699 Common Shares.

(15)	Represents 3,400 vested options issued pursuant to the 2003 Share Incentive Plan and 1,699 Common Shares.

(16)	Represents 3,000 vested options issued pursuant to the 2003 Share Incentive Plan and 1,199 Common Shares.

(17)	Represents 5,800 vested options issued pursuant to the 1999 and 2003 Share Incentive Plans and 6,617 Common Shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, the annual and long-term compensation awarded by the Company to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers whose total annual compensation for fiscal year 2004 exceeded $100,000.

	Annual Compensation							Long-Term Compensation
	Fiscal Year		Salary ($)	Bonus ($)		Other Annual Compensation		Restricted Share Awards ($) (4)		Securities Underlying Options/ SARs (3)	LTIP Payouts ($)	All Other Compensation ($) (1)
Kenneth F. Bernstein	2004		$312,000	—		—	(2)	$1,005,369		19,866	$—	$3,240
President and Chief	2003		312,000	—		—	(2)	744,497		—	—	6,000
Executive Officer	2002	(5)	312,000	300,000	(5)	—	(2)		(5)	—	—	6,000

Joel Braun	2004		200,000	90,000		—	(2)	211,117		7,152	—	2,769
Senior Vice President —	2003		200,000	—		—	(2)	220,161		—	—	3,000
Chief Investment Officer	2002	(5)	187,200	125,000	(5)	—	(2)		(5)	—	—	5,616

Robert Masters	2004		190,000	—		—	(2)	170,740		3,655	—	2,631
Senior Vice President —	2003		190,000	—		—	(2)	137,445		—	—	4,385
General Counsel	2002	(5)	187,200	80,000	(5)	—	(2)		(5)	—	—	6,000

Michael Nelsen	2004		190,400	50,000		—	(2)	104,255		3,179	—	4,394
Senior Vice President —	2003		150,123	56,250		—	(2)	56,250		—	—	1,098
Chief Financial Officer (6)	2002		—	—		—		—		—	—	—

Joseph Hogan	2004		200,000	45,000		—	(2)	93,841		3,179	—	5,615
Senior Vice President —	2003		200,000	—		—	(2)	127,260		—	—	3,900
Director of Construction	2002	(5)	197,600	80,000	(5)	—	(2)		(5)	—	—	5,928

(1)	Represents contributions made by the Company to the account of the named executive officer under a 401(k) Plan.

(2)	Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named individual.

(3)	Represents options granted on January 3, 2005 under the Company’s 2003 Share Incentive Plan. See Share Option Grants, Exercises and Holdings Table below.

(4)	In prior years, executives had the option to elect to receive their bonus, or a portion thereof, in Common Shares under the Restricted Share Bonus Program (defined below). Mr. Bernstein made such elections for $225,000 and $150,000 of his 2003 and 2002 bonuses, respectively, for which Common Shares were granted in January 2004 and June 2003, respectively. Mr. Braun made such elections for $65,000 and $25,000 of his 2003 and 2002 bonuses, respectively, for which Common Shares were granted in January 2004 and June 2003, respectively. Mr. Masters made such elections for $40,000 of each of his 2003 and 2002 bonuses, for which Common Shares were granted in January 2004 and June 2003. Mr. Hogan made such elections for $40,000 and $10,000 of his 2003 and 2002 bonuses, respectively, for which Common Shares were granted in January 2004 and June 2003, respectively. Under the restricted share bonus program, these executives were permitted to purchase Restricted Common Shares at a 20% discount to the average price for the preceding 20-days using amounts from their cash bonuses. Also under the 2003 Plan, restricted shares were awarded to these executives in addition to their 2004, 2003 and 2002 cash bonuses as follows: (i) Mr. Bernstein: 61,303, 36,390 shares and 40,000 shares, respectively, (ii) Mr. Braun: 12,873, 10,917 shares and 10,000 shares, respectively, (iii) Mr. Masters: 10,411, 6,874 shares and 5,333 shares, respectively, (iv) Mr. Nelsen: 6,357 shares in 2004 and (v) Mr. Hogan: 5,722, 6,065 shares and 4,000 shares, respectively. The 2004 restricted share awards were granted on January 3, 2005 under the Company’s 2003 Share Incentive Plan.

(5)	Subsequent to the filing of the 2003 Proxy Statement, the Company adopted the 2003 Plan to provide for the granting of options, restricted shares and performance units to officers, employees and trustees of the Company because no Common Shares remained available for future grants under the 1999 Share Incentive Plan.

(6)	Mr. Nelsen was elected Sr. Vice President and Chief Financial Officer on March 7, 2003.

Share Option Grants, Exercises and Holdings

The following options were granted on January 3, 2005 to the executive officers named on the Summary Compensation Table:

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rate of Common Share Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#) (1)	% Of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10%($)
Kenneth F. Bernstein	19,866	38.7	$16.35	1-2-2015	$205,890	$520,225
Joel Braun	7,152	13.9	16.35	1-2-2015	74,123	187,287
Robert Masters	3,655	7.1	16.35	1-2-2015	37,880	95,712
Michael Nelsen	3,179	6.2	16.35	1-2-2015	32,947	83,247
Joseph Hogan	3,179	6.2	16.35	1-2-2015	32,947	83,247

(1)	See Summary Compensation Table for title of the persons named above.

2004 Fiscal Year-End Option Values

The following table sets forth the value of the options held by the executive officers named on the Summary Compensation Table:

			Number of Unexercised Options/SARs at Fiscal Year-End (2)	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End (3)
Name (1)	Shares Acquired on Exercise (2)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Kenneth F. Bernstein	400,000	$3,180,000	350,000/—	$3,455,500	/—
Joel Braun	85,000	802,000	—/—	—/—
Robert Masters	65,000	606,800	—/—	—/—
Michael Nelsen	—	—	—/—	—/—
Joseph Hogan	—	—	25,000/—	267,500	/—

(1)	See Summary Compensation Table for title of the persons named above. The above table does not include options granted on January 3, 2005. See Share Option Grants, Exercises and Holdings Table.

(2)	Represents options granted under the 1999 and 2003 Share Incentive Plans. One-third of the remaining options vested as of the grant date and one-third on each of the next two anniversaries thereafter.

(3)	Based on a closing price of $16.30 for the underlying Common Shares as of December 31, 2004.

Employment Contracts, Severance Agreements and Change in Control Arrangements.

The Company’s only employment contracts are with Messrs. Bernstein and Nelsen. The Company also has severance agreements in place with its Senior Vice Presidents. These contracts and agreements are described below:

Employment Contracts

Kenneth F. Bernstein

In August of 1998, the Company entered into an employment agreement with Kenneth F. Bernstein, pursuant to which Mr. Bernstein served as President. Under the employment agreement, Mr. Bernstein is subject to an annual review and upward adjustment by the Compensation Committee. The employment agreement provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement. Effective as of January 1, 2001, Mr. Bernstein was appointed to the additional position of Chief Executive Officer of the Company. In connection with Mr. Bernstein’s appointment to the position of Chief Executive Officer, the terms of his employment agreement were amended. Under the amended terms of his employment agreement, Mr. Bernstein’s annual compensation was increased to $300,000 per year. In January 2002, the Compensation Committee increased Mr. Bernstein’s annual base compensation by 4% to $312,000 for the calendar year ending December 31, 2002. Each year during the term of Mr. Bernstein’s employment, the Compensation Committee considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses payable in cash, Common Shares issued under the Restricted Share Bonus Program (“Restricted Shares”) and options to purchase Common Shares, or any combination thereof, as the Board of Trustees and the Compensation Committee may approve. Restricted Shares generally carry all the rights of unrestricted Common Shares including dividend rights, but may not be transferred, assigned or pledged until the recipient has a vested, non-forfeitable right to these shares. Vesting, which is subject to the recipient’s continued employment with the Company through the applicable vesting dates, ranges from three to four years from the date of grant. In addition, the vesting of certain Restricted Shares are contingent upon the Company’s shareholder return exceeding certain thresholds in the year such vesting is scheduled to occur. For the calendar year ended December 31, 2002, the Compensation Committee awarded Mr. Bernstein a cash bonus of $300,000 and a stock bonus of 40,000 Restricted Shares. Mr. Bernstein elected to receive $150,000 of his cash bonus in Restricted Shares and the remainder in cash. Therefore, in June 2003, the Company issued to Mr. Bernstein 65,000 Restricted Shares with a value at the time of issuance of $591,500 and Mr. Bernstein received $150,000 in cash. For the calendar year ended December 31, 2003, the Compensation Committee awarded Mr. Bernstein a cash bonus of $225,000 and a stock bonus of 36,390 Restricted Shares. Mr. Bernstein elected to receive his cash bonus in Restricted Shares Therefore, in January 2004, the Company issued to Mr. Bernstein 59,134 Common Shares with a value at the time of issuance of $744,497. For the calendar year ended December 31, 2004, the Compensation Committee awarded Mr. Bernstein a stock bonus of 61,303 Restricted Shares with a value as of the grant date of January 3, 2005 (“Grant Date”) of $964,296. The Compensation Committee also awarded Mr. Bernstein 19,866 options to purchase Common Shares at an exercise price of $16.35, which were granted on the Grant Date and vested 1/3 as of the Grant Date with the remaining options scheduled to vest equally on each of the next two anniversaries thereof. The options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company’s executives, and is subject to certain non- competition and confidentiality requirements.

The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Bernstein for good reason, including, a Change of Control (as defined therein) of the Company. If Mr. Bernstein’s employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

Michael Nelsen

Mr. Nelsen was elected Sr. Vice President and Chief Financial Officer on March 7, 2003. The Company has entered into an employment agreement with Mr. Nelsen, pursuant to which Mr. Nelsen is to be compensated at the rate of $200,000 per year. Under the employment agreement, Mr. Nelsen is subject to an annual review and upward adjustment by the Compensation Committee. He received a cash bonus of $75,000 for 2003, which was prorated for a partial year in 2003 ($56,250). In addition, Mr. Nelsen is entitled to participate in the Company’s 2003 Share Incentive Plan. His compensation under this plan was $75,000 for 2003, which was prorated for a partial year in 2003 (4,549 Restricted Shares with a value at the date of grant of $56,250). For the calendar year ended December 31, 2004, the Compensation Committee awarded Mr. Nelsen a cash bonus of $50,000 and a stock bonus of 6,357 Restricted Shares with a value at the date of grant, January 3, 2005 (the “Grant Date”), of $100,000. The Compensation Committee also awarded Mr. Nelsen 3,179 options to purchase Common Shares at a price of $16.35, which were granted on the Grant Date and vested 1/3 as of the Grant Date with the remaining options scheduled to vest equally on each of the next two anniversaries thereof.

Mr. Nelsen’s employment may be terminated at any time by him or the Company. The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Nelsen in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Nelsen for good reason, including, a Change of Control (as defined therein) of the Company. If Mr. Nelsen’s employment is terminated either because he is discharged without Cause or due to a termination by Mr. Nelsen for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of his agreement.

Severance Arrangements

The severance agreements with the Senior Vice Presidents provide for certain termination or severance payments to be made by the Company to the executive in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by the executive for good reason, including, a Change of Control (as defined therein) of the Company. If the executive’s employment is terminated either because he is discharged without cause or due to a termination by the executive for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreements.

Employee Benefit Plans

The Company provides a variety of medical, dental, vision, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company.

In 2003, the Company instituted the Acadia Realty Trust Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan allows eligible employees of the Company and its designated affiliates to purchase, through payroll deductions, Common Shares of beneficial interest in the Company. The Purchase Plan is designed to retain and motivate the employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Purchase Plan. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code, as amended, which allows an employee to defer recognition of taxes when purchasing common shares under such a purchase plan. During 2004 and 2003, 6,397 and 810 Common Shares, respectively, were purchased by employees under the Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee recommends to the full Board of Trustees all compensation for senior executives, including the CEO. The Committee is made up of only non-employee trustees.

The Company’s success depends on developing, motivating and retaining executives who have the skills and expertise to lead a fully integrated, self-managed and self-administered equity real estate investment trust. The executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components:

1)	Competitive base salaries

2)	Short term rewards

3)	Long term incentives

All three major components of the executive compensation program are described below in more detail.

Base Salaries

In keeping with the long-term and highly technical nature of the Company’s business, the Company takes a long-term approach to executive compensation. This career-oriented philosophy requires a competitive base salary. Each year, the Company evaluates the Company’s salary structure based on competitive positioning (comparing Acadia’s salary structure with salaries paid by other peer companies); the Company’s own business performance; and general economic factors. Specific weights are not given to these factors.

Short Term Rewards

Short term incentive awards consist primarily of cash bonuses. The Committee grants cash bonuses to executives, including the CEO, to reward their contributions to the business during the past year.

In addition to the factors discussed under Base Salaries, the bonus an executive receives, including the CEO, also depends on the executive’s individual performance and level of responsibility. Each year, the Committee assesses performance based on factors including business results, technical expertise, leadership and management skills.

In 2002, the Committee approved the payment of an aggregate of $1,167,000 in cash bonuses of which $147,000 was paid in 2002 and $1,020,000 in 2003. In 2003, the Committee approved the payment of an aggregate of $925,000 in cash bonuses of which $177,000 was paid in 2003 and $748,000 was paid in 2004. In 2004, the Committee approved the payment of an aggregate of $846,000 in cash bonuses to all employees of which $456,000 was paid in 2004 and $390,000 was paid in 2005.

Long Term Incentives

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. The Company has historically used Common Shares issued under the Restricted Share Bonus Program (“Restricted Shares”) and options to purchase Common Shares (“Options”) as its primary long term incentive award. Restricted Share awards and Options were granted to executive officers, including the CEO, as well as other key employees in 2004.

The number of restricted shares granted to executive officers, including the CEO, is based on individual performance and level of responsibility. For this purpose, the Committee measures performance the same way as described above for short term awards. Restricted stock grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business.

In 2004, the Committee authorized aggregate bonuses of 135,000 Restricted Shares and 51,296 Options to all employees.

CEO Compensation

Within the framework described above, the Committee determines the CEO’s compensation by considering his contributions to the Company’s business, the Company’s success and career experience. The Committee does not think narrow quantitative measures or formulas are sufficient for determining Mr. Bernstein’s compensation. The Committee does not give specific weights to the factors considered, but the primary factors are the CEO’s contributions and business results.

Restricted Stock and Options were granted for 2004 to recognize Mr. Bernstein’s outstanding leadership of the Company’s business, continued strengthening of the Company’s competitive position, recognition of the Company’s achievements from the public markets, and its progress toward long-range strategic goals.

In determining the CEO’s total compensation, the Committee considered Mr. Bernstein’s level of responsibility, his leadership, and his overall contribution as CEO.

Compensation Committee

Alan S. Forman, Chairman
Lorrence T. Kellar

AUDIT COMMITTEE INFORMATION

Independent Registered Public Accounting Firm Compensation

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s financial statements as included in the Company’s Form 10-K, fees for Sarbanes-Oxley Section 404 planning and testing relating to the Company’s 2004 audit and reviews of the financial statements as included in the Company’s Form 10Qs, were $626,000 and $215,000 for the years ended December 31, 2004 and 2003, respectively.

Audit-Related Fees

Additional fees billed for services rendered by Ernst & Young LLP during 2004 of $198,000 were for the consents and comfort letters issued in connection with two Common Share offerings. Fees of $13,000 during 2003 related to the Company’s 2003 shelf registration statement.

Tax Fees — Preparation and Compliance

The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax preparation and compliance were $191,000 and $150,000 for the years ended December 31, 2004 and 2003, respectively.

Tax Fees — Other

The aggregate fees billed for professional services rendered by Ernst & Young LLP for other tax advice and services were $72,000 and $94,000 for the years ended December 31, 2004 and 2003, respectively.

All Other Fees

There were no additional fees billed for services rendered by Ernst & Young LLP for services other than those specified in the captions entitled Audit Fees, Audit-Related Fees and Tax Fees as set forth above.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving every engagement of Ernst & Young LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before Ernst & Young LLP is engaged to provide those services.

The following “Report of Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The Board of Trustees has previously adopted an Audit Committee Charter that may be found in Appendix A to this proxy statement and on the Company’s website at www.acadiarealty.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee presently consists of the following members of the Company’s Board of Trustees: Mr. Kellar, Ms. Hopgood and Ms. Luscombe, all of whom are independent as defined under the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with the Company’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

The Audit Committee has considered whether the other fees billed for professional services rendered by Ernst & Young LLP are compatible with maintaining the principal accountant’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Lorrence T. Kellar, Chairman
Suzanne M. Hopgood
Wendy Luscombe

SHARE PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return for the Common Shares for the period commencing December 31, 1999 through December 31, 2004 with the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Russell 2000 Index (“Russell 2000”), the Morgan Stanley REIT Index (the “RMS”) and the SNL Shopping Center REITs (the “SNL”) over the same period. Total return values for the S&P 500, the RMS, the SNL and the Common Shares were calculated based upon cumulative total return assuming the investment of $100 in each of the S&P 500, the Index, the RMS and the Common Shares on December 31, 1999, and assuming reinvestment of such dividends. The shareholder return as set forth in the below is not necessarily indicative of future performance.

Comparison of 5 Year Cumulative Total Return among Acadia Realty Trust, the S&P 500, the Russell 2000, the RMS the SNL:

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Acadia Realty Trust	100.00	132.36	161.14	202.09	361.27	492.52
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
Morgan Stanley REITs Index	100.00	126.81	143.08	148.30	202.79	266.64
SNL Shopping Center REITS Index	100.00	120.21	154.52	178.60	253.21	344.02

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RDC Transaction

On August 12, 1998, the Company completed a major reorganization (“RDC Transaction”) in which it acquired twelve shopping centers, five multi-family properties and a 49% interest in one shopping center along with certain third party management contracts and promissory notes from real estate investment partnerships (“RDC Funds”) managed by affiliates of RD Capital, Inc. In connection with the RDC Transaction, the Company was, among other things, obligated to issue OP Units and cash valued at $2.8 million upon the commencement of rental payments from a designated tenant at one of the acquired properties. In February 2003, Ross Dworman, the Company’s former Chairman, received 34,841 of these OP Units through various affiliated entities.

Future Equity Offerings

In connection with the RDC Transaction, the Company agreed that following the Closing, if the Board of Trustees determines, in the exercise of its duties, to engage in an offering of preferred stock convertible into Common Shares, then, upon commencement of any such offering, the Company would use commercially reasonable efforts to provide a right of first preference to those partners of the RDC Funds who are equity owners of the RDC Funds on the date of the Closing and who have made capital contributions to permit the RDC Funds to meet their obligations to make certain cash investment at the Closing, to purchase such convertible preferred stock, on terms and conditions which will be identical to the offer and sale of any preferred stock to investors other than such partners, provided that any such rights of first preference would be made only and if to the extent permitted by applicable federal, state and securities laws and that the terms of any such rights of first preference would only be in a manner determined fair and equitable to the Company.

Other

The Company managed one property in which a shareholder of the Company had an ownership interest, for which the Company earned a management fee of 3% of tenant collections. Management fees earned by the Company under this contract aggregated $142,000 $212,000 and $229,000 for the years ended 2004, 2003 and 2002, respectively. In addition, the Company also earned leasing commissions of $157,000 related to this property for the year ended December 31, 2004. In connection with the sale of the property on July 12, 2004, the management contract was terminated and the Company earned a $75,000 disposition fee.

The Company also earns certain management and service fees in connection with its investment in Funds I and II. Such fees earned by the Company aggregated $3.5 million, $1.7 million and $1.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company also earns fees in connection with its rights to provide asset management, leasing, disposition, development and construction services for an existing portfolio of retail properties and/or leasehold interests in which Klaff Realty, LP and Klaff Realty Limited (collectively “Klaff”) a common and preferred OP unit holder, has an interest, which was acquired during 2004. Net fees earned by the Company (after payment of submanagement fees of $1.6 million) in connection with this portfolio were $0.9 million for the year ended December 31, 2004.

On March 19, 2004, Mr. Dworman and certain entities controlled by Mr. Dworman converted 1,000,000 share options and 548,614 OP Units held by them in connection with Mr. Dworman’s resignation from the Company’s Board of Trustees and in connection with a secondary public offering. Included in the Common OP Units converted to Common Shares during 2003 were 2,300 Common OP Units converted by Mr. Dworman who then transferred them to a charitable foundation in accordance with a pre-existing arrangement.

In November 2004, the Company issued 1,890,000 Common Shares in an underwriting offering. In connection with this offering, Yale, and Mr. Bernstein also sold 1,000,000, and 110,000 Common Shares, respectively.

During the year ended December 31, 2004, Kenneth F. Bernstein, President and Chief Executive Officer, and certain former trustees of the Company exercised 400,000 and 20,000 options to purchase Common Shares, respectively.

In February 2002, the Board of Trustees voted to permit Yale University (“Yale”) to acquire 2,266,667 additional Common Shares by granting a conditional waiver of the provision in the Company’s Declaration of Trust that prohibits ownership positions in excess of 4% of the Company. The waiver was limited to this particular transaction. Additionally, as a condition to approving the waiver, Yale agreed to establish a voting trust whereby all shares owned by Yale University in excess of 30% of the Company’s outstanding Common Shares, will be voted in the same proportion as all other shares voted, excluding Yale. Following the waiver, Yale owned 8,421,759 Common Shares or 34% of the Company’s outstanding Common Shares. As of April 13, 2005, Yale has reduced its ownership to 3.635,066 Common Shares, or 12% of the Company’s outstanding Common Shares.

On March 22, 2005, the Company completed a transaction with Klaff pursuant to which the Company acquired the balance of Klaff’s retail management business which it had not previously purchased on January 27, 2004. The consideration for the acquisition was the sum of $4.0 million in the form of 250,000 restricted common operating partnership units ($16 per unit). These units may not be sold for five years, subject to a carveout for a change of control, including a change in the chief executive officer. The effective date of the purchase and issuance of the units is February 15, 2005.

Mr. Wielansky, who currently serves as Lead Trustee, is entitled to receive annual consulting fees totaling $100,000 for providing consulting services to the Company including assisting with the underwriting and analysis of development and redevelopment opportunities as well as assisting with sourcing of direct acquisitions and identifying potential acquisition partners.

ANNUAL SHAREHOLDERS REPORT

A copy of the Company’s Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2004. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Robert Masters.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and trustees and persons who own more than ten percent of the Common Shares (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, the Company has determined that all reports were timely filed.

SUBMISSION OF SHAREHOLDER PROPOSALS

All proposals of any shareholder of the Company which the holder desires be presented at the next annual meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than 5:00 PM EST on January 4, 2006. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

By order of the Board of Trustees,

Robert Masters, Secretary

Exhibit A

CHARTER OF THE AUDIT COMMITTEE

I.    Purpose

The Audit Committee is established by and amongst the Board of Trustees for the primary purpose of assisting the Board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal and regulatory requirements,

•	overseeing the independent auditor’s qualifications and independence,

•	overseeing the performance of the company’s internal audit function and independent auditor, and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing function, and the Board of Trustees.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisers that the audit committee chooses to engage, as well as for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Trustees regarding the execution of its duties and responsibilities.

II.    Composition And Meetings

The Audit Committee shall be comprised of three or more Trustees as determined by the Board, each of whom shall be independent Trustees (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be financially literate and have a working familiarity with basic finance and accounting practices, and at least one member must have accounting or related financial management experience. The Board shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member, including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Unless otherwise provided for in this Charter, the provisions set forth in the Company’s Bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Committee.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet separately, periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

III.    Responsibilities And Duties

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports/Accounting Information Review

1.	Review this Charter periodically, at least annually, and recommend to the Board of Trustees any necessary amendments as conditions dictate.

2.	Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

3.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

4.	Review with the full Board of Trustees any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors and the performance of the internal audit function.

5.	Review earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

6.	Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

7.	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditors and management’s response.

Independent Auditors

8.	Appoint (subject to shareholder ratification, if applicable), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the audit committee and the audit committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

9.	Review with the independent auditor any problems or difficulties and management’s response, including: any accounting adjustments that were noted or proposed by the auditor but were “passed” (as material or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. Such difficulties include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

10.	Review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

11.	At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

After reviewing the foregoing report, the Audit Committee should evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function). In addition to assuring the regular rotation of the audit partner, the Committee should consider whether there should be regular rotation of the audit firm itself to assure continuing auditor independence. The Committee should present its conclusions with respect to the independent auditor to the full Board of Directors.

12.	Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the full Audit Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

13.	Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

Financial Reporting Processes and Accounting Policies

14.	In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls). Meet with representatives of the disclosure committee (if one exists) on a periodic basis to discuss any matters of concern arising from the disclosure committee’s quarterly process to assist the CEO and CFO in their Sarbanes-Oxley Act of 2002 Section 302 certifications.

15.	Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

16.	Review analyses prepared by management (and the independent auditor as noted in item 8 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

17.	Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

18.	Review and approve all related party transactions.

19.	Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

20.	Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Internal Audit

21.	Review and advise on the selection and removal of the internal audit director to oversee the internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

22.	Review activities, organizational structure, and qualifications of the internal audit function.

23.	Annually, review and recommend changes (if any) to the internal audit charter.

24.	Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function’s work.

25.	Periodically review with the independent auditor, the budget, staffing, and responsibilities of the internal audit function.

Ethical Compliance, Legal Compliance, and Risk Management

26.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

27.	Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

28.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

29.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

30.	Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them.

Other Responsibilities

31.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

32.	Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

33.	Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

34.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

ACADIA REALTY TRUST 1311 MAMARONECK AVENUE SUITE 260 WHITE PLAINS, NY 10605	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acadia Realty Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACADIA	KEEP THIS PORTION FOR
YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACADIA REALTY TRUST

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU
VOTE “FOR” THE NOMINEES AND EACH OF THE
PROPOSALS LISTED BELOW.

			For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
			All	All	Except
Vote On Directors
1.	Nominees:
	01) Kenneth F. Bernstein 02) Douglas Crocker II 03) Alan S. Forman 04) Suzanne Hopgood	05) Lorrence T. Kellar 06) Wendy Luscombe 07) Lee S. Wielansky	*	*	*

Vote On Proposals						For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.					*	*	*

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.					*	*	*

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign In partnership name by authorized person(s).
For comments, please check this box and write them on the          *
back where indicated
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF
SHAREHOLDERS
MAY 18, 2005
This Proxy is Solicited on
Behalf
of the Board of Trustees

     The undersigned hereby constitutes and appoints Kenneth F. Bernstein and Robert Masters, Esq., or either one of them, as proxies, with full power of substitution, to vote all common shares of beneficial interest of Acadia Realty Trust ( the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022 at 10:00 o’ clock a.m. local time, May 18, 2005 or at any adjournments or postponements thereof.

THIS PROXY IS ON BEHALF OF THE BOARD OF TRUSTEES.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side.)

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